EXHIBIT 99.1


   Computer Programs and Systems, Inc. Announces Second Quarter 2006 Results;
         Company Declares Regular Quarterly Dividend of $0.36 Per Share


     MOBILE, Ala.--(BUSINESS WIRE)--July 20, 2006--Computer Programs and Systems, Inc. (NASDAQ: CPSI):

     Highlights:

     --   Second quarter net income increased 19.8%;

     --   Quarterly sales of $29.0 million;

     --   Signed contracts for system installation at 12 new client hospitals;
          and

     --   Declared regular quarterly dividend of $0.36 per share.

     Computer Programs and Systems, Inc. (NASDAQ: CPSI), a leading provider of healthcare information solutions, today announced results for the second quarter and six months ended June 30, 2006.
     The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.36 (thirty-six cents) per share, payable on August 25, 2006, to shareholders of record as of the close of business on August 4, 2006.
     Total revenues for the second quarter ended June 30, 2006, increased 7.5% to $29.0 million, compared with total revenues of $27.0 million for the prior year period. Net income for the quarter ended June 30, 2006, increased 19.8% to $4.1 million, or $0.38 per diluted share, which includes the impact of Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payments, of $0.2 million, or $0.02 per diluted share (see table in attached Other Supplemental Information). For comparative purposes, excluding the impact of SFAS No.123R from both periods, net income for the quarter ended June 30, 2006, increased 26.5% to $4.3 million, or $0.40 per diluted share, compared with $3.4 million, or $0.32 per diluted share, for the quarter ended June 30, 2005. Cash flow from operations for the second quarter of 2006 was $3.7 million, compared with a breakeven point for the same period last year.
     Commenting on the results, Boyd Douglas, chief executive officer and president of CPSI, stated, "We are pleased that the momentum we established in the first quarter of this year has continued into the second quarter. Our business office outsourcing operation continues to be robust, and we believe this segment of our revenue base will continue to be an important contributor to our revenue growth. This growth in the service side of our business, coupled with our continued growth in system sales and customer support and maintenance, gives us confidence that the Company's current growth trend will continue in the second half of 2006."
     Total revenues for the six months ended June 30, 2006, increased 9.7% to $58.5 million, compared with total revenues of $53.4 million for the prior year period. Net income for the six months ended June 30, 2006, increased 23.1% to $8.2 million, or $0.76 per diluted share, which includes the impact of SFAS No. 123R of $0.4 million, or $0.03 per diluted share (see table in attached Other Supplemental Information). For comparative purposes, excluding the impact of SFAS No.123R from both periods, net income for the six months ended June 30, 2006, increased 29.0% to $8.6 million, or $0.79 per diluted share, compared with $6.6 million, or $0.63 per diluted share, for the six months ended June 30, 2005. Cash provided from operations for the first half of 2006 was $7.0 million, compared with $6.4 million for the same period last year.
     For the third quarter of 2006, the Company anticipates total revenues of $27.5 to $29.0 million and net income of approximately $3.5 to $3.7 million, or $0.32 to $0.34 per diluted share, which includes the impact of SFAS No. 123R of $0.2 million, or $0.02 per diluted share. CPSI's 12-month backlog as of June 30, 2006, was $84.2 million, consisting of $22.1 million in non-recurring system purchases and $62.1 million in recurring payments for support, outsourcing, ASP and ISP contracts.

     A listen-only simulcast and replay of CPSI's second quarter 2006 conference call will be available on-line at www.cpsinet.com and www.earnings.com on July 21, 2006, beginning at 9:00 a.m. Eastern Time.

     About Computer Programs and Systems, Inc.

     CPSI is a leading provider of healthcare information solutions for community hospitals with over 600 client hospitals in 46 states. Founded in 1979, the Company is a single-source vendor providing comprehensive software and hardware products, complemented by complete installation services and extensive support. Its fully integrated, enterprise-wide system automates clinical and financial data management in each of the primary functional areas of a hospital. CPSI's staff of over 800 technical, healthcare and medical professionals provides system implementation and continuing support services as part of a comprehensive program designed to respond to clients' information needs in a constantly changing healthcare environment. For more information, visit www.cpsinet.com.

     This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as "expects," "anticipates," "estimates," "believes," "predicts," "intends," "plans," "potential," "may," "continue," "should," "will" and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry; saturation of our target market and hospital consolidations; changes in customer purchasing priorities and demand for information technology systems; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; failure of our products to function properly resulting in claims for medical losses; government regulation of our products and customers ,including changes in healthcare policy affecting Medicare reimbursement rates; interruptions in our power supply and/or telecommunications capabilities and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.


                       COMPUTER PROGRAMS AND SYSTEMS, INC.
                  Unaudited Condensed Statements of Operations
                 (in thousands, except share and per share data)

                               Three Months Ended   Six Months Ended
                                    June 30,             June 30,
                               ------------------  ------------------
                                 2006      2005      2006      2005
                               --------  --------  --------  --------
Sales revenues:
 System sales                   $13,212   $12,656   $27,731   $25,299
 Support and maintenance         11,427    10,514    22,597    20,706
 Outsourcing                      4,346     3,800     8,194     7,362
                               --------  --------  --------  --------
   Total sales revenues          28,985    26,970    58,522    53,367

Cost of sales:
 System sales                     8,521     8,467    17,277    16,422
 Support and maintenance          5,041     4,673     9,948     9,238
 Outsourcing                      2,459     2,125     4,683     4,086
                               --------  --------  --------  --------
   Total cost of sales           16,021    15,265    31,908    29,746
                               --------  --------  --------  --------
   Gross profit                  12,964    11,705    26,614    23,621

Operating expenses:
 Sales and marketing              2,133     1,774     4,342     3,609
 General and administrative       4,410     4,364     9,392     9,232
                               --------  --------  --------  --------
   Total operating expenses       6,543     6,138    13,734    12,841
                               --------  --------  --------  --------

   Operating income               6,421     5,567    12,880    10,780
Interest income, net                264       145       521       254
Other                              --         (60)     --           5
                               --------  --------  --------  --------
   Income before taxes            6,685     5,652    13,401    11,039
Provision for income taxes        2,600     2,243     5,223     4,396
                               --------  --------  --------  --------
   Net income                    $4,085    $3,409    $8,178    $6,643
                               ========  ========  ========  ========

Basic earnings per share          $0.38     $0.32     $0.76     $0.63
                               ========  ========  ========  ========
Diluted earnings per share        $0.38     $0.32     $0.76     $0.63
                               ========  ========  ========  ========

Weighted average
 shares outstanding:
  Basic                          10,751    10,528    10,729    10,509
  Diluted                        10,838    10,613    10,818    10,594


                       COMPUTER PROGRAMS AND SYSTEMS, INC.
                            Condensed Balance Sheets
                                 (in thousands)

                                                   June 30,  Dec. 31,
                                                     2006      2005
                                                   --------  --------
                                ASSETS            (unaudited)
Current assets:
 Cash and cash equivalents                          $10,163   $11,670
 Investments                                         10,399    10,231
 Accounts receivable, net of allowance
  for doubtful accounts of $862 and
  $704, respectively                                 13,504    12,414
 Financing receivables, current portion               1,629     1,169
 Inventory                                            1,823     1,988
 Deferred tax assets                                  1,330     1,201
 Prepaid expenses                                       354       265
 Prepaid income taxes                                    36       268
                                                   --------  --------
   Total current assets                              39,238    39,206

Financing receivables, long-term                      1,703     1,605
Property and equipment                               12,785    12,039
Accumulated depreciation                             (6,658)   (5,866)
                                                   --------  --------
   Total assets                                     $47,068   $46,984
                                                   ========  ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                    $1,437    $2,051
 Deferred revenue                                     2,671     3,286
 Accrued vacation                                     2,042     1,876
 Other accrued liabilities                            2,640     2,685
 Income taxes payable                                  --        --
                                                   --------  --------
   Total current liabilities                          8,790     9,898

Deferred tax liabilities                                395       698

Stockholders' equity:
 Common stock, par value $0.001 per share,
  30,000,000 shares authorized, 10,750,437 and
  10,624,901 shares issued and outstanding               11        11
 Additional paid-in capital                          21,573    20,576
 Deferred compensation                                 --         (72)
 Accumulated other comprehensive income                 (81)      (68)
 Retained earnings                                   16,380    15,941
                                                   --------  --------
   Total stockholders' equity                        37,883    36,388
                                                   --------  --------
   Total liabilities and stockholders' equity       $47,068   $46,984
                                                   ========  ========

                       COMPUTER PROGRAMS AND SYSTEMS, INC.
                    Unaudited Other Supplemental Information
                                 (In thousands)

The following table summarizes free cash flow for the Company:

                                                     Three      Six
                                                    Months    Months
                                                     Ended     Ended
                                                   June 30,  June 30,
                                                     2006      2006
                                                   --------  --------
Net cash provided by operating activities            $3,672    $6,963
Purchases of property and equipment                    (560)     (947)
                                                   --------  --------
Free cash flow                                       $3,112    $6,016
                                                   ========  ========

Free cash flow is a non-GAAP financial measure which CPSI defines as net cash provided by operating activities less purchases of property and equipment. The most directly comparable GAAP financial measure is net cash provided by operating activities. The Company believes free cash flow is a useful measure of performance and uses this measure as an indication of the financial resources of the Company and its ability to generate cash.

Stock Compensation Expense per SFAS No. 123R:

                                                     Three      Six
                                                    Months    Months
                                                     Ended     Ended
                                                   June 30,  June 30,
                                                     2006      2006
                                                   --------  --------
2002 Employee Option Plan Expense                      $185      $275
2005 Restricted Stock Plan Expense                      192       364
                                                   --------  --------
Total Stock Compensation Expense                        377       639
Tax Benefit                                            (148)     (250)
                                                   --------  --------
Net Compensation Expense                               $229      $389
                                                   ========  ========

Diluted Earnings Per Share Impact                     $0.02     $0.03
                                                   ========  ========
Diluted shares outstanding                           10,838    10,818



     CONTACT: Computer Programs and Systems, Inc., Mobile
              M. Stephen Walker, 251-639-8100